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                                                                  Exhibit 99

FOR RELEASE - January 29, 2004

THE LACLEDE GROUP INCREASES QUARTERLY COMMON DIVIDEND

         The Board of Directors of The Laclede Group, Inc. (NYSE: LG) at a meeting held January 29, 2004 declared an increased quarterly dividend of 34 cents per share on the $1 Par Common Stock, payable April 1, 2004, to shareholders of record on March 11, 2004.

         In addition, the Board of Directors of Laclede Gas Company declared a quarterly dividend of 31-1/4 cents per share on Preferred Stock, Series B, and a quarterly dividend of 28-1/2 cents per share on Preferred Stock, Series C, payable March 31, 2004 to stockholders of record March 11, 2004.